Exhibit 10.28

CONFIDENTIAL

February 20, 2018

Mr. Tony Lauro

198 19th Street

Apartment 5A,

Brooklyn, NY 11232

Dear Mr. Lauro:

It is with great pleasure for Intermex Wire Transfer, LLC (herein referred to as “the Company”) to extend the offer of employment to join our Executive Team as the Chief Financial Officer (CFO). This position is Full-Time, Exempt, reporting to the CEO and Chairman, Robert W. Lisy. Please review this offer letter as it details your essential responsibilities and compensation structure.

START DATE

●	March 5th 2018

SCHEDULE PARAMETERS

●	Monday through Friday, minimum of 40 hours per week, defined as 9:00am to 6:00pm, with occasional work before 9:00am and after 6:00pm on weekdays, and occasional work on the weekends, and holidays, as determined by the needs of the business, while abiding by the rules of the Fair Labor Standards Act.

ESSENTIAL RESPONSIBILITIES (job description will be provided during your New Hire Orientation):

Responsible for the direction and management of all financial aspects for the company. Main focus is to establish a sound Financial Reporting structure, adequate controls as well as build and develop the finance organization.

Specific responsibilities include:

1.	Establish and maintain appropriate internal control and safeguards which insure that controls are in place that eliminate and prevent financial deficiencies or material weaknesses.

2.	With the CEO, lead the development of rolling 3-year strategic plans which take into account available opportunities, funding, and cash needs. Collaboratively direct the implementation of resulting plans, projects, programs and systems.

3.	In concert with the Board and CEO, oversee assessment and approval of investments, acquisitions and divestitures, with ongoing reviews thereafter.

4.	Conduct a review of the Finance organization’s structure, and develop an implementation plan to continuously improve the group’s functional excellence, quality of insights and business impact.

5.	Work closely with the CEO regarding balance sheet and appropriate uses of free cash flow.

6.	Create, coordinate, and evaluate the financial programs and supporting information systems of the company to include budgeting, tax planning, real estate, and conservation of assets.

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7.	Continuously review and improve key financial systems and processes including revenue and profit forecasting, cash flow management and risk management.

8.	Professionally interact with analysts, institutional investors and shareholders. Play a key role in external shareholder communications including quarterly earnings discussions, the annual shareholder meeting and other investor presentations.

9.	Actively manage and coordinate with lenders and bank syndicates to ensure adequacy of appropriate financial support.

REPORTS TO:

●	Robert W. Lisy, CEO and Chairman

COMPENSATION and TERMS

●	Total Annual Base Compensation: $310,000.00 per annum, payable semi-monthly, and subject to the applicable withholding tax deductions.

●	Annual Bonus Compensation will be up to $110,000.00, based 60% on personal Objectives and 40% on Company EBITDA results, and subject to the applicable withholding tax deductions.

●	Offer is contingent upon the permanent relocation to the Miami office by July 31st, 2018. The Company will reimburse Employee for the customary and reasonable expenses related to his relocation in include, but not limited to, real estate fees on the sale of his residence in New York capped at $50,000 and Purchase of Home in Miami, cost of a moving company/transport of his personal property and storage fees, if applicable. Maximum of 3 months temporary residence.

●	You will be eligible for company options in the amount of .5% of the company. The strike price will be determined on the date the Fintech Acquisition Corp. II deal closes.

BENEFITS

Eligible to participate in Intermex’s benefits program on the 1st of the month following your hire date. Your official effective date for benefits will be April 1st, 2018 (effective date is based on hire date stated above). All benefits are subject to change based at the discretion of management.

➢	Medical coverage – Medical coverage options will be provided upon start of employment
➢	Opportunity to participate in company 401K program after 6 months of employment
➢	Paid Time Off:

●	20 days or 160 hours, accrued on a semi-monthly rate of 6.667.
●	Company observed holidays – varies according to the needs of the business

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your commencement date, or our employment relationship with you may be terminated.

Your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time. In addition, this offer and your employment with the Company are contingent upon the successful completion of a background investigation, and your eligibility to work in the United States. The Company agrees that in the event your employment is discontinued for reasons other than documented non-performance or activity considered illegal or harmful to the company, e.g. reduction in force, downsizing, restructuring, decrease in funding, etc., you will receive a minimum of 6 month severances including medical benefits coverage.

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Your employment responsibilities with the Company are considered primary, and you are expected to be fully dedicated and exclusive to the Company during the schedule parameters indicated above. Any other employment in which you engage in is considered secondary, and approval is required prior to acceptance of such employment.

Tony, we are very pleased with the prospect of your addition to Intermex. We believe your role as the Chief Financial Officer will be a key contributor to our success in the department and company. We will do our best to provide you with all the support and resources to help you attain maximum success.

Should you have any questions with regards to the terms of your employment offer, please feel free to contact me at (305) 671-8000 extension 1414.

If you agree with the terms of this letter, indicate so by signing below in the designated area.

Sincerely,	I agree with the terms of this letter:

/s/ Robert W. Lisy	/s/ Tony Lauro
Robert W. Lisy	Tony Lauro
CEO and Chairman

/s/ Michael Creamer
Michael Creamer Sr. Vice President of Human Resources	Date

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